Exhibit (a)(1)(A)

DELL TECHNOLOGIES INC.

OFFER TO PURCHASE

UP TO 712,786 SHARES OF CLASS C COMMON STOCK

AT

$27.50 PER SHARE

THIS OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME ON OCTOBER 14, 2016, UNLESS THIS OFFER IS EXTENDED.

Dell Technologies Inc., which is sometimes referred to herein as “the Company,” “Dell Technologies,” “our,” “us” or “we,” is offering to purchase up to an aggregate of 712,786 shares of its Class C common stock, par value $0.01 per share (the “Class C Common Stock”), at a price of $27.50 per share, in cash. If more than 712,786 shares of Class C Common Stock are validly tendered, the Company will purchase shares of Class C Common Stock from tendering stockholders on a pro rata basis. This offer is subject to the terms and conditions set forth in this Offer to Purchase and the related election form. We refer to this Offer to Purchase and the related election form, together with any amendments or supplements, as the “offer”.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER—5. CONDITIONS TO THE OFFER.”

The Class C Common Stock is not listed on any stock exchange.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER OR THE MANNER IN WHICH YOU SHOULD DO SO. IF YOUR SHARES OF CLASS C COMMON STOCK ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER, YOUR ABILITY TO PARTICIPATE IN THE OFFER MAY BE LIMITED.

You should direct questions or requests for assistance or for additional copies of this offer or the election form to Dell Executive Compensation at the following:

Dell Technologies Inc.

Attention: Stock Option Administrator

One Dell Way, RR1-38

Round Rock, Texas 78682

E-Mail: Stock_Option_Administrator@Dell.com

Fax: + 1 (512) 283-0561

Offer dated September 14, 2016

i

QUESTIONS AND ANSWERS FOR STOCKHOLDERS

The following section answers some of the questions that you may have about this offer. However, it is only a summary. You should carefully read the remainder of this tender offer and the accompanying election form because the information in this summary is not complete and because there is additional important information in the remainder of this tender offer and the election form. See “The Offer” beginning on page 7.

Q1.	Why is the Company making a tender offer for its Class C Common Stock?

A.	The Company making this tender offer in connection with its Management Stockholders Agreement, under which Company is required, on a semi-annual basis, to offer to repurchase shares of Class C Common Stock. See “Background and Purpose of the Offer” on page 6.

Q2.	Can I tender shares in the offer?

A.	The offer is available to all holders of shares of the Company’s Class C Common Stock, who may choose to tender their shares for purchase by the Company. However, your ability to sell shares in the offer may be limited to the extent that your shares of Class C Common Stock are subject to contractual restrictions on transfer. See “Background and Purpose of the Offer” on page 6 and “The Offer—12. Arrangements Concerning the Shares” on page 15.

Q3.	How can I tender my shares in the offer?

A.	As a condition to participation in the offer, you must complete, sign and deliver the election form in accordance with the attached instructions. See “The Offer—2. Procedures for Tendering Shares” on page 7.

Q4.	Do I have to tender shares in the offer?

A.	No. You must make your own decision whether to tender shares and, if so, how many shares to tender. We make no recommendation as to whether you should participate in the offer or the manner in which you should do so.

Q5.	May I tender shares of Class C Common Stock issued upon conversion of shares of Class A Common Stock that I own?

A.	Yes, if such Class C Common Stock is not subject to contractual transfer restrictions that would limit sale of such shares in the offer. See “Background and Purpose of the Offer” on page 6 and “The Offer—12. Arrangements Concerning the Shares” on page 15. You may elect to convert any such shares of Class A Common Stock by making an appropriate election on a validly submitted election form.

Q6.	What is the tender offer price?

A.	The tender offer price is $27.50 per share, which we will pay in cash. The tender offer price reflects our board of directors’ determination of the fair market value per share of Class C Common Stock, and equals the price per share received by the Company in connection with common equity funding from third parties on September 7, 2016 in connection with the completion of the Company’s acquisition of EMC Corporation. However, we may change the terms of the offer prior to its completion, subject to SEC rules and regulations.

You are cautioned that there is no public market for the Class C Common Stock, and there can be no assurance that the tender offer price reflects the price at which shares of Class C Common Stock would trade if there were a public market for the Class C Common Stock.

Q7.	Will I be charged any fees or commissions if I tender my shares in the offer?

A.	If you are a registered stockholder, you will not incur any brokerage fees or commissions.

Q8.	Once I have tendered shares in the offer, can I withdraw my tendered shares?

A.	Yes. You may withdraw your tendered shares at any time before 11:59 midnight, New York City time, on the expiration date, unless we extend the offer, in which case you can withdraw your shares of Class Co Common Stock until the expiration date of the offer as extended. You may withdraw all of your tendered shares by submitting a new properly completed election form in which you tender zero shares. See “The Offer—3. Withdrawal Rights” on page 8.

Q9.	When will the tender offer be completed?

A.	We have set the expiration date for October 14, 2016, but we may change the terms or extend the term of the offer prior to its completion, subject to SEC rules and regulations. See “The Offer—6. Extension of the Offer; Termination; Amendments” on page 10.

Q10.	When will I get paid for the shares I tender in the offer?

A.	We will pay you promptly after the expiration of the offer. See “The Offer—4. Acceptance for Purchase and Payment for Shares” on page 9.

Q11.	What will be the tax consequences of selling Class C Common Stock in the offer?

A.	Your tax consequences will differ based on your circumstances, including what countries’ laws are applicable to you. A U.S. stockholder who sells shares of Class C Common Stock in the offer will recognize gain or loss on the disposition of such shares to the extent the amount realized by the U.S. stockholder upon the sale exceeds the U.S. stockholder’s adjusted tax basis in such shares. The U.S. federal income tax consequences to U.S. stockholders who sell shares in the offer are described more fully under “The Offer—14. Material U.S. Federal Income Tax Consequences” on page 25.

WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER.

SUMMARY OF TERMS OF THE OFFER

To the holders of shares of Class C Common Stock of Dell Technologies Inc.:

Dell Technologies Inc. hereby offers to purchase up to an aggregate of 712,786 shares of Class C Common Stock of Dell Technologies Inc. at a price of $27.50 per share. The tender offer price reflects our board of directors’ determination of the fair market value per share of Class C Common Stock, and equals the price per share received by the Company in connection with common equity funding from third parties on September 7, 2016 in connection with the completion of the Company’s acquisition of EMC Corporation. You are cautioned that there is no public market for the Class C Common Stock, and there can be no assurance that the tender offer price reflects the price at which shares of Class C Common Stock would trade if there were a public market for the Class C Common Stock.

The offer is subject to the terms and conditions set forth in this Offer to Purchase and the related election form, which is attached as an exhibit to the Schedule TO of which this Offer to Purchase forms a part. We refer to this Offer to Purchase and the related election form, together with any amendments or supplements, as the “offer.”

Your ability to participate in the offer may be limited to the extent that your shares of Class C Common Stock are subject to contractual restrictions on transfer. See “Background and Purpose of the Offer” and “The Offer—12. Arrangements Concerning the Shares.”

The offer is not conditioned upon any minimum number of shares of Class C Common Stock being tendered. It is, however, subject to other conditions. See “The Offer—5. Conditions of the Offer” on page 9.

YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER OR THE MANNER IN WHICH YOU SHOULD DO SO.

We recommend that you consider your own personal financial situation and the tax consequences to you when deciding whether or not, and if so, to what extent and in what manner, to participate in the offer, including, among other factors:

•	any contractual limitations on transfer to which your shares of Class C Common Stock are subject;

•	the concentration of your assets in our shares and whether you want to diversify your investment portfolio;

•	your level of indebtedness;

•	your liquidity needs;

•	the fact that there is no public market for the Class C Common Stock, and that there can be no assurance that the tender offer price reflects the price at which shares of Class C Common Stock would trade if there were a public market for the Class C Common Stock; and

•	your expectation of our future performance, considering all potential business and market factors, including those discussed in the “Risk Factors” section of the proxy statement/prospectus dated June 6, 2016 filed by the Company with the Securities and Exchange Commission (the “SEC”) and the section entitled “Risk Factors—Risk Factors Relating to Denali, Dell and EMC—Risk Factors Relating to Denali and Dell” of the proxy statement/prospectus dated June 6, 2016 forming part of our registration statement on Form S-4 (Registration No. 333-208524) filed with the SEC.

We recommend that you discuss this decision with your personal financial and tax advisors.

FORWARD-LOOKING INFORMATION

We make forward-looking statements in this tender offer and in the documents we have filed with the SEC that you may access. The words “may,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aim,” “seek” and similar expressions as they relate to us or our management are intended to identify these forward-looking statements. All statements by us regarding our expected financial position, revenues, cash flows and other operating results, business strategy, legal proceedings and similar matters are forward-looking statements. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct. Our results could be materially different from our expectations because of various risks, including the risks described in the section titled “Risk Factors—Risk Factors Relating to Denali, Dell and EMC—Risk Factors Relating to Denali and Dell” of the proxy statement/prospectus dated June 6, 2016 forming part of our registration statement on Form S-4 (Registration No. 333-208524) filed with the SEC. We changed our name from Denali Holding Inc. to Dell Technologies Inc. on August 25, 2016. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date as of which such statement was made.

GENERAL

If you wish to tender any of your shares of Class C Common Stock, you should complete, sign and deliver the election form in accordance with the instructions provided.

YOU MUST PROPERLY COMPLETE AND DELIVER THE ELECTION FORM IN ORDER TO EFFECT A VALID TENDER OF YOUR CLASS C COMMON STOCK.

You should direct questions and requests for assistance to Dell Executive Compensation at the following:

Dell Technologies Inc.

Attention: Stock Option Administrator

One Dell Way, RR1-38

Round Rock, Texas 78682

E-Mail: Stock_Option_Administrator@Dell.com

Fax: + 1 (512) 283-0561

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY RECOMMENDATION OR REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE ELECTION FORM. IF GIVEN OR MADE, YOU MUST NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US.

The offer is not being made to, nor will we accept any tender of Class C Common Stock from or on behalf of, stockholders in any jurisdiction in which the making of the offer or the acceptance of any tender of Class C Common Stock would not comply with the laws of such jurisdiction. In our discretion, however, we may take such action as we deem necessary for us to make the offer in any such jurisdiction and extend the offer to stockholders in such jurisdiction.

BACKGROUND AND PURPOSE OF THE OFFER

The Company making this tender offer in connection with its Management Stockholders Agreement, under which Company is required, on a semi-annual basis, to offer to repurchase shares of Class C Common Stock. On September 7, 2016, the Company entered into an Amended and Restated Management Stockholders Agreement (the “Management Stockholders Agreement”) among the Company and each of the following (i) Michael S. Dell and the Susan Lieberman Dell Separate Property Trust (collectively, and together with their respective permitted transferees that acquire common stock of Parent which is established to track the performance of the DHI Group, the “MD Stockholders”), (ii) MSDC Denali Investors, L.P. and MSDC Denali EIV, LLC (collectively, and together with their respective permitted transferees that acquire common stock of Parent which is established to track the performance of the DHI Group, the “MSD Partners Stockholders”), (iii) Silver Lake Partners III, L.P., Silver Lake Technology Investors III, L.P. Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P. (collectively, and together with their respective permitted transferees, the “SLP Stockholders” and together with the MD Stockholders and the MSD Partners Stockholders, the “Sponsor Stockholders”), (iv) the management parties thereto. Under the terms of the Management Stockholders Agreement, equity-based awards granted under the Company’s 2013 Stock Incentive Plan and certain other securities held by the management stockholders are subject to transfer restrictions, tag-along rights, drag-along provisions and clawback provisions.

Under the Management Stockholders Agreement, each fiscal year on a semi-annual basis until the first to occur of a change in control or an initial public offering, the Company is required to make an offer to repurchase outstanding shares of Class C Common Stock for a price per share equal to the fair market value thereof as determined by the Company’s board of directors.

Existing contractual restrictions applicable to holders of Class C Common Stock generally have the effect of restricting volitional sales of Class C Common Stock, by stockholders subject to such contractual restrictions, to limited sales by employees in good standing, other than tag-along rights and other limited exceptions that do not apply in the context of this offer. Under the Management Stockholders Agreement, without the prior written consent of the MD Stockholders and the SLP Stockholders, a management stockholder and his or her permitted transferees will be permitted to sell Class C Common Stock in such an offer only if such management stockholder is an employee in good standing and only with respect to shares of Class C Common Stock that have been held by such person and vested for at least six months prior to the start of the offer, and only if such sales, with other sales by such management stockholder in the same fiscal year pursuant to put rights and the ability to elect net share withholding, do not exceed such management stockholder’s individual contractual annual cap. In determining whether such six month holding period has been satisfied with respect to any shares of Class C Common Stock that you elect to convert from shares of Class A Common Stock, such six month holding period will be measured from the date on which you acquired (or if later, became vested in) the shares of the Class A Common Stock that you so elected to convert in connection with the offer.

Such repurchases, together with management stockholders’ put rights and ability to elect net share withholding under the Management Stockholders Agreement, are subject to an aggregate annual cap of the lesser of (i) $300 million and (ii) the amount available at the time of such repurchase under the restricted payment basket intended for that purpose in our credit agreement or the lowest amount pursuant to a comparable provision in any other instruments or agreements evidencing debt securities, term loan indebtedness and other debt financing arrangements of the Company and/or its affiliates, and any other limits or restrictions imposed by applicable law or the Company’s current or future debt or preferred stock financing.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions of the offer, the Company will purchase up to an aggregate of 712,786 of shares of its Class C Common Stock at an offer price of $27.50 per share in cash. If more than 712,786 shares of Class C Common Stock are validly tendered, the Company will purchase shares of Class C Common Stock from tendering stockholders on a pro rata basis. If proration is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each stockholder tendering shares of Class C Common Stock will be based on the ratio of the number of shares tendered by each stockholder to the total number of shares tendered by all stockholders. This ratio will be applied to determine the number of shares of Class C Common Stock that the Company will purchase, as applicable, from each tendering stockholder. The tender offer price reflects our board of directors’ determination of the fair market value per share of Class C Common Stock, and equals the price per share received by the Company in connection with common equity funding from third parties on September 7, 2016 in connection with the completion of the Company’s acquisition of EMC Corporation.

You are cautioned that there is no public market for the Class C Common Stock, and there can be no assurance that the tender offer price reflects the price at which shares of Class C Common Stock would trade if there were a public market for the Class C Common Stock.

The term “expiration date” means 11:59 p.m., New York City time, on October 14, 2016, unless we extend the offer. If we extend the offer, the term “expiration date” will mean the date and time to which we extend it. We describe our right to extend the offer, and to delay, terminate or amend the offer, in Section 6.

Subject to applicable SEC regulations, we reserve the right to change the terms of the offer. If:

(1) we increase the number of shares of Class C Common Stock that we will accept in the offer by more than 2% of the outstanding shares of Class C Common Stock, or decrease the number of Class C Common Stock that we may accept in the offer or change the offer price;

and

(2) the offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease,

then we will extend the offer until the expiration of that ten business day period. “Business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight., New York City time. Other material amendments to the offer may require us to extend the offer for a minimum of five business days, and we will need to amend the Schedule TO of which this tender offer forms a part for any material changes in the facts set forth in the Schedule TO.

All shares of Class C Common Stock we purchase in the offer will be purchased at the offer price.

If each of the conditions set forth in Section 5 are satisfied or waived, the Company will purchase all shares of Class C Common Stock validly tendered for purchase at the offer price, up to an aggregate of 712,786 shares of Class C Common Stock. If any of the conditions is not satisfied or waived, we will not complete the offer.

2.	Procedures for Tendering Shares.

Proper Tender of Shares. In order for your shares of Class C Common Stock to be validly tendered in the offer, we must receive a properly completed and executed election form delivered in accordance with the attached instructions, at or before 11:59 p.m., New York City time, on the expiration date.

The contractual transfer restrictions to which you are subject may limit the number of shares that you can sell in the offer. We will advise you in the election form of the maximum number of shares of Class C Common Stock that are eligible for sale in the offer under the contractual transfer restrictions applicable to you.

Existing contractual restrictions generally have the effect of limiting volitional sales of Class C Common Stock, by stockholders subject to such contractual restrictions, to limited sales by employees in good standing, other than put rights related to termination of employment, tag-along rights and other limited exceptions that do not apply in the context of this offer. See “Background and Purpose of the Offer.”

Payment for shares of Class C Common Stock tendered and purchased pursuant to the offer will be made only after expiration of the offer and after we timely receive your properly completed and executed election form. We will pay the offer price for those shares of Class C Common Stock to you by check or wire from American Stock Transfer & Trust Company (“AST&T”). We will not pay interest on the offer price of the Class C Common Stock, regardless of any extension of the offer or any delay in making such payment.

The method by which you deliver your completed election form is at your option and risk. Please see the instructions included with the election form delivered to you by the Company and attached as an exhibit to the Schedule TO of which this Offer to Purchase forms a part. You should allow sufficient time to ensure that we receive your election form at or before 11:59 p.m., New York City time, on the expiration date.

U.S. Federal Income Tax Backup Withholding. Any tendering stockholder who has not already provided us with an accurate and complete Form W-9 (in the case of a U.S. stockholder) or Form W-8BEN (in the case of a non-U.S. stockholder) must fill out and return to us the appropriate form. If you do not provide us with the appropriate form, and you do not already have an accurate and complete form on file with us, you will be subject to U.S. federal backup withholding of up to 28% of the gross proceeds paid to you pursuant to the offer.

Determination of Validity, Rejection of Shares, Waiver of Defects, Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares of Class C Common Stock to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of shares of Class C Common Stock. Our determination will be final and binding on all parties. We reserve the right to reject any or all tenders of shares of Class C Common Stock we determine not to be in proper form or the acceptance for purchase of or payment for which may be unlawful. We also reserve the right to waive any or all of the conditions of the offer, subject to applicable law and regulations, or any defect or irregularity in any tender of shares of Class C Common Stock. Our interpretation of the terms of the offer, including the conditions thereto and the instructions to the election form, will be final and binding. No tender of shares of Class C Common Stock will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defect or irregularity in connection with tenders must be cured within such time as we may determine. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notice.

Tender Constitutes an Agreement. The tender of shares of Class C Common Stock will constitute a binding agreement between the tendering stockholder and us upon the terms, and subject to the conditions, of the offer, which agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. Your tender of shares of Class C Common Stock will constitute your acceptance of the terms and conditions of the offer.

3.	Withdrawal Rights.

You may withdraw tendered shares of Class C Common Stock at any time before 11:59 p.m., New York City time, on the expiration date, unless we extend the offer, in which case you can withdraw your shares of Class C Common Stock until the expiration of the offer as extended. For a withdrawal to be effective, we must receive a new properly completed election form including revised information (which may include a tender of zero shares of Class C Common Stock) before the expiration date. Please see the instructions to the election form to determine the manner in which you may deliver a revised election form. We will not accept oral notices of withdrawal.

We will determine all questions as to the form and validity, including time of receipt, of election forms. Our determination will be final and binding. Neither the Company nor any other person will be obligated to give you any notice of any defects or irregularities in any stockholder communication, and neither we nor they will incur any liability for failure to give any such notice. Any shares of Class C Common Stock properly withdrawn will be deemed not tendered for purposes of the offer. You may re-tender withdrawn shares of Class C Common Stock at or before 11:59 p.m., New York City time, on the expiration date by again following the procedures described in Section 2.

If we extend the offer, or if we are delayed in our purchase of Class C Common Stock or unable to purchase shares of Class C Common Stock in the offer for any reason, then, subject to applicable law, we may retain all tendered shares of Class C Common Stock on our behalf, and the shares of Class C Common Stock may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3. If we have not accepted tendered shares of Class C Common Stock for payment as provided in this tender offer within 40 business days after the date of this Offer to Purchase, you may withdraw your tendered shares of Class C Common Stock.

4.	Acceptance for Purchase and Payment for Shares.

Upon the terms and subject to the conditions of the offer, we will accept for purchase and payment, as soon as practicable after the expiration date, up to an aggregate of 712,786 shares of Class C Common Stock. If more than 712,786 shares of Class C Common Stock are tendered, we will purchase shares of Class C Common Stock from tendering stockholders on a pro rata basis. If proration is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each stockholder tendering Class C Common Stock will be based on the ratio of the number of shares tendered by each stockholder to the total number of shares tendered by all stockholders. This ratio will be applied to determine the number of shares of Class C Common Stock that we will purchase from each tendering stockholder.

We will not accept shares of Class C Common Stock tendered in the offer unless and until the conditions specified in Section 5 have been satisfied or waived. WE WILL NOT PAY INTEREST BY REASON OF ANY DELAY IN PAYING FOR ANY CLASS C COMMON STOCK OR OTHERWISE.

5.	Conditions of the Offer.

Notwithstanding the other terms of the offer, we will not be required to accept for purchase and payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered shares of Class C Common Stock, and we may amend or terminate the offer, if any of the following events have occurred on or prior to the expiration date of the offer:

•	there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, that challenges the making of or the consummation of the transactions contemplated by the offer;

•	any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our judgment, would or might prohibit, prevent, restrict or delay consummation of the offer; or

•	there shall have occurred or be likely to occur any event that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the offer, or is reasonably likely to result in a material adverse change in the business condition (financial or otherwise), income, operations, share ownership (other than this tender offer) or prospects of the Company and its subsidiaries.

Notwithstanding the other terms of the offer, we will not be required to accept for purchase and payment or to purchase any shares of Class C Common Stock that we have accepted for purchase and payment if it would be illegal for us to do so under applicable law.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them. Subject to any applicable rules and regulations of the SEC, we may waive them, in whole or in part, at any time and from time to time, in our discretion, whether or not we waive any other condition of the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Each of these rights will be deemed an ongoing right that we may assert at any time and from time to time. Any determination we make concerning the conditions or events described in this Section 5 will be final and binding upon all persons.

6.	Extension of the Offer; Termination; Amendments.

Upon the terms of the offer, we will accept for purchase all shares of Class C Common Stock validly tendered for purchase and not withdrawn, in each case by 11:59 p.m., New York City time, on October 14, 2016, or if we extend the offer, the latest date and time to which the offer is extended. We reserve the right to extend the offer on a daily basis or for any period or periods we may determine in our discretion from time to time by advising all holders of Class C Common Stock of such extension in the same manner by which we provided you with this tender offer or by press release. During any extension of the offer, all holders of Class C Common Stock previously tendered and not withdrawn will remain subject to the offer.

We also reserve the right:

•	to delay purchase and payment for any shares of Class C Common Stock not purchased and paid for, or to terminate the offer and not to accept for purchase and payment any shares of Class C Common Stock, upon the occurrence of any of the conditions specified in Section 5 above; or

•	at any time or from time to time, to amend the offer, including increasing or decreasing the number of shares of Class C Common Stock we may purchase, or increasing or decreasing the price per share of Class C Common Stock we may pay in the offer.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open after material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information.

Our reservation of the right to delay payment for shares of Class C Common Stock that we have accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that an issuer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If:

(1) we increase the number of shares of Class C Common Stock that we will accept in the offer by more than 2% of the outstanding shares of Class C Common Stock, or decrease the number of shares of Class C Common Stock that we may accept in the offer or change the offer price,

and

(2) the offer is scheduled to expire at any time earlier than the end of the tenth business day from the date that we first publish, send or give notice of such an increase or decrease,

then we will extend the offer until the expiration of that ten business day period. Other material amendments to the offer may require us to extend the offer for a minimum of five business days, and we will need to amend this Schedule TO of which this tender offer forms a part for any material changes in the facts set forth in the Schedule TO.

7.	Certain Effects of the Offer.

We will retain the shares of Class C Common Stock we purchase in the offer. The Class C Common Stock is not registered under the Exchange Act.

The accounting for our purchase of shares in the offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase. Our book value per share is expected to decrease as a result of the offer.

The Company expects to issue on or around September 20, 2016 up to approximately 262,000 shares of Class C Common Stock to certain former employees of EMC Corporation who remain employed by the Company and its subsidiaries for a purchase price equal to $27.50 per share, resulting in aggregate cash consideration to the Company of approximately $7,205,000.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, the Company currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company;

•	any material change in the indebtedness or capitalization of the Company;

•	any material change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in the Company’s corporate structure or business;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of securities of the Company, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans; or

•	any changes in the Company’s certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

8.	Price Range of Shares; Holders.

Market Information. There is no established public trading market for the Class C Common Stock. The Class C Common Stock is not listed on any stock exchange.

Shares Outstanding. As of September 12, 2016, there were 18,509,379 shares of Class C Common Stock outstanding.

9.	Source and Amount of Funds.

We are offering to purchase up to an aggregate of 712,786 shares of Class C Common Stock. Based on the offer price, we will pay a total of approximately $19.6 million to purchase these shares, assuming that all shares Class C Common Stock that we will accept in the offer are tendered for purchase. However, holders of Class C Common Stock may choose to tender less than all of the shares of Class C Common Stock that we are offering to purchase.

We expect to fund the offer entirely with available cash on hand that is held directly or indirectly through Dell Technologies.

10.	Certain Information Concerning the Company.

We changed our name from Denali Holding Inc. to Dell Technologies Inc. on August 25, 2016. Dell Technologies Inc. is a holding company that conducts its business operations through Dell, Inc. (“Dell”) and Dell’s direct and indirect wholly owned subsidiaries. Dell is a leading global information technology company that designs, develops, manufactures, markets, sells and supports a wide range of products and services. Dell is a leading provider of scalable IT solutions enabling customers to be more efficient, mobile, informed and secure. Dell built its reputation through listening to customers and developing solutions that meet their needs. As previously reported, on September 7, 2016, Dell Technologies completed its previously announced acquisition of EMC Corporation, as a result of which EMC Corporation became a wholly-owned subsidiary of Dell Technologies.

Our principal executive offices are located at One Dell Way, Round Rock, Texas 78682, and our telephone number is (800) 289-3355.

Where You Can Find More Information About Us. Dell Technologies is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, under the Exchange Act, files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by the Company at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC in the United States at 1-800-SEC-0330 for further information about the public reference room. Dell Technologies’ filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	the Company’s prospectus, dated June 6, 2016, filed with the Commission on June 6, 2016, relating to the registration statement on Form S-4, as amended (Registration No. 333-208524);

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 29, 2016 and July 29, 2016; and

•	the Company’s Current Reports on Form 8-K filed with the Commission on June 9, 2016, June 21, 2016, June 22, 2016, July 5, 2016, July 11, 2016, August 26, 2016, August 31, 2016, September 7, 2016, September 9, 2016 and September 13, 2016.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of those materials, free of cost, by contacting Dell Executive Compensation at the following:

Dell Technologies Inc.

Attention: Stock Option Administrator

One Dell Way, RR1-38

Round Rock, Texas 78682

E-Mail: Stock_Option_Administrator@Dell.com

Fax: + 1 (512) 283-0561

This offer is part of a Tender Offer Statement on Schedule TO, which we filed with the SEC pursuant to Section 13(e) of the Exchange Act and the rules and regulations thereunder.

11.	Recent Transactions and Interests in Class C Common Stock.

Recent Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the

Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Class C Common Stock during the 60 day period before the date of this offer, except the sale of Class C Common Stock by the Company set forth below.

Purchaser	Date	Number of Shares	Price
Venezio Investments Pte. Ltd.	September 7, 2016	18,181,818	$27.50/share

Interests in Class C Common Stock. The following table sets forth, as of September 8, 2016, information regarding beneficial ownership of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of each of the Company’s directors and executive officers and each person known by Company to beneficially own more than 5% of the shares of any series of Company’s common stock currently outstanding. The calculation of beneficial ownership is made in accordance with SEC rules. According to such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. Under these rules, beneficial ownership as of any date includes any shares as to which a person has the right to acquire voting or dispositive power as of such date or within 60 days thereafter through the vesting of restricted stock units held by that person or the exercise of any stock option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such beneficial owners, have sole voting and investment power with respect to the shares shown.

Under the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate”), at any time and from time to time, any holder of Class A Common Stock or Class B Common Stock shall have the right to convert all or any of the shares of Class A Common Stock or Class B Common Stock, as applicable, held by such holder into shares of Class C Common Stock on a one-to-one basis.

	Class A Common Stock		Class B Common Stock		Class C Common Stock
Name of Beneficial Owner	Aggregate Number	Percentage (2)	Aggregate Number	Percentage (2)	Aggregate Number	Percentage (2)
Executive Officers and Directors: (1)
Michael S. Dell (3)	346,470,444	83%	—	—	32,575	*
Jeremy Burton	—	—	—	—	—	—
Jeffrey W. Clarke (4)	—	—	—	—	685,554	4%
Howard D. Elias	—	—	—	—	—	—
David I. Goulden	—	—	—	—	—	—
Marius Haas (5)	—	—	—	—	685,554	4%
Steven H. Price (6)	—	—	—	—	411,332	2%
Karen H. Quintos (7)	—	—	—	—	411,332	2%
Rory Read (8)	—	—	—	—	46,520	*
Richard J. Rothberg (9)	26,119	*	—	—	290,908	2%
Thomas W. Sweet (10)	14,653	*			436,362	2%
Egon Durban (11)	—	—	—	—	—	—
Simon Patterson (11)	—	—	—	—	—	—
Ellen J. Kullman	—	—	—	—	—	—
William D. Greene	—	—	—	—	—	—
David W. Dorman	—	—	—	—	—	—

Other Stockholders:
SLD Trust (12)	32,890,896	8%	—	—	—	—
MSD Partners Stockholders (13)	33,449,504	8%	—	—	—	—
SLP Stockholders (11)	—	—	136,986,858	100%	—	—
Venezio Investments Pte. Ltd (14)	—	—	—	—	18,181,818	98%

*	Less than 1%.
(1)	The business address of each of the executive officers and directors listed above is c/o Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682, except as otherwise indicated in the footnotes below.
(2)	Represents the percentage of Class A Common Stock, Class B Common Stock or Class C Common Stock beneficially owned by each stockholder included in the table based on 409,541,393 shares of Class A Common Stock, 136,986,858 shares of Class B Common Stock and 18,509,379 shares of Class C Common Stock outstanding as of September 8, 2016 (“the date of this table”).
(3)	The shares of Class A Common Stock shown as beneficially owned by Mr. Dell include 6,545,454 shares of Class A Common Stock that Mr. Dell either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table. Such shares do not include 32,890,896 shares of Class A Common Stock owned by the SLD Trust. Mr. Dell may be deemed to beneficially own the shares held by the SLD Trust.
(4)	The shares of Class C Common Stock shown as beneficially owned by Mr. Clarke include 685,554 shares of Class C Common Stock that Mr. Clarke either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(5)	The shares of Class C Common Stock shown as beneficially owned by Mr. Haas include 685,554 shares of Class C Common Stock that Mr. Haas either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(6)	The shares of Class C Common Stock shown as beneficially owned by Mr. Price include 411,332 shares of Class C Common Stock that Mr. Price either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(7)	The shares of Class C Common Stock shown as beneficially owned by Ms. Quintos include 411,332 shares of Class C Common Stock that Ms. Quintos either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(8)	The shares of Class C Common Stock shown as beneficially owned by Mr. Read include 46,520 shares of Class C Common Stock that Mr. Read either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(9)	The shares of Class C Common Stock shown as beneficially owned by Mr. Rothberg include 250,908 shares of Class C Common Stock that Mr. Rothberg either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(10)	The shares of Class C Common Stock shown as beneficially owned by Mr. Sweet include 376,362 shares of Class C Common Stock that Mr. Sweet either can acquire upon the exercise of vested stock options or will be able to acquire upon the exercise of options vesting within 60 days of the date of this table.
(11)	The shares of Class B Common Stock shown as beneficially owned by the SLP stockholders consist of 59,317,156 shares of Class B Common Stock owned of record by Silver Lake Partners III, L.P., 1,693,974 shares of Class B Common Stock owned of record by Silver Lake Technology Investors III, L.P., 40,084,313 shares of Class B Common Stock owned of record by Silver Lake Partners IV, L.P., 589,774 shares of Class B Common Stock owned of record by Silver Lake Technology Investors IV, L.P. and 35,301,641 shares of Class B Common Stock owned of record by SLP Denali Co-Invest, L.P. The general partner of each of Silver Lake Partners III, L.P. and Silver Lake Technology Investors III, L.P. is Silver Lake Technology Associates III, L.P., and the general partner of Silver Lake Technology Associates III, L.P. is SLTA III (GP), L.LC. (“SLTA III”). The general partner of SLP Denali Co-Invest, L.P. is SLP Denali Co-Invest GP, L.L.C., and the managing member of SLP Denali Co-Invest GP, L.L.C. is Silver Lake Technology Associates III, L.P. The Investment Committee of SLTA III has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Christian Lucas, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA III. The general partner of each of Silver Lake Partners IV, L.P. and Silver Lake Technology Investors IV, L.P. is Silver Lake Technology Associates IV, L.P., and the general partner of Silver Lake Technology Associates IV, L.P. is SLTA IV (GP), L.L.C. (“SLTA IV”). The Investment Committee of SLTA IV has sole voting and dispositive control over such securities. Michael Bingle, James Davidson, Egon Durban, Kenneth Hao, Gregory Mondre and Joseph Osnoss are the members of the Investment Committee of SLTA IV. The managing member of SLTA III and SLTA IV is Silver Lake Group, L.L.C. As such, Silver Lake Group, L.L.C. may be deemed to have beneficial ownership of the securities held by the SLP stockholders. The address for each of the SLP stockholders and entities named above is 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(12)	The address of SLD Trust is c/o Dell Technologies Inc., One Dell Way, Round Rock, Texas 78682.
(13)	The shares of Class A Common Stock shown as beneficially owned by the MSD Partners Funds consist of 31,856,436 shares of Class A Common Stock owned of record by MSDC Denali Investors, L.P. and 1,593,068 shares of Class A Common Stock owned of record by MSDC Denali EIV, LLC. The address of each of the MSD Partners Stockholders is 645 Fifth Avenue, 21st Floor, New York, NY 10022.
(14)	All 18,181,818 shares of Class C Common Stock are owned of record by Venezio Investments Pte. Ltd., an affiliate of Temasek Holdings (Private) Limited. The address of Venezio Investments Pte. Ltd. is 60B Orchard Road, #06-18 Tower 2, Singapore.

No director or executive officer of the Company has indicated an intent to tender Class C Common Stock in the offer.

12.	Arrangements Concerning the Shares.

Sponsor Stockholders Agreement

The Company is party to an Amended and Restated Sponsor Stockholders Agreement (the “Sponsor Stockholders Agreement”), dated as of September 7, 2016, by and among the Company, Denali Intermediate Inc., Dell Inc., EMC Corporation, Denali Finance Corp., Dell International L.L.C., the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders and the other stockholders named therein. The Sponsor Stockholders Agreement, as described further below, contains specific rights, obligations and agreements of the parties as owners of the Company’s common stock. In addition, the Sponsor Stockholders Agreement contains provisions related to the composition of the board of directors of the Company (the “Board”) and its committees.

Stockholder Approvals. The Sponsor Stockholders Agreement provides that, subject to the Certificate, the Amended and Restated Bylaws of the Company (the “Bylaws”) and applicable law, the Company and certain of its subsidiaries (excluding VMware, Inc. (“VMware”)) shall not take any of the following actions without the approval of the MD Stockholders and the SLP Stockholders:

•	amend the organizational documents of the Company or certain of its subsidiaries, subject to limited exceptions;

•	delegate the powers of any board of directors to a committee, subject to certain exceptions;

•	make acquisitions or investments or enter into joint ventures or create any non-wholly owned subsidiaries for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	enter into a transaction, commercial agreement or capital investment involving consideration or commitments payable by the Company or its subsidiaries in excess of $500 million;

•	enter into any transaction involving a merger, consolidation or other business combination of the Company or its subsidiaries, a sale of the Company’s common stock (“Common Stock”), excluding the Company’s Class V Common Stock (the “Class V Common Stock”), par value $0.01, (the Common Stock, excluding the Class V Common Stock, is referred to as the “DTI Common Stock”) or other securities representing a majority of the outstanding voting power of all the Company’s capital stock, or a sale of all or substantially all of the assets of the Company, other than a change in control of the Company in which the SLP Stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DTI Common Stock having an aggregate value that results in the SLP Stockholders receiving a return on their investment in DTI Common Stock of at least both two times the amount invested by the SLP Stockholders and a 20% internal rate of return;

•	sell, transfer or license assets or other rights for aggregate consideration in excess of $500 million in any calendar year, subject to certain exceptions;

•	vote to approve or consent to as a holder of common stock or other securities of VMware to (1) any matter subject to Article VI of the Amended and Restated Certificate of VMware (the “VMware Certificate”), (2) any amendment to the VMware Certificate or the Amended and Restated Bylaws of VMware, (3) any sale, transfer, lease or other disposition of all or substantially all of the assets of VMware or (4) any other action submitted to a vote of the VMware stockholders other than the ratification of the appointment of VMware’s independent auditors and the election of directors;

•	transfer any equity securities, debt securities exercisable or exchangeable for, or convertible into, equity securities, or any option, warrant or other right to acquire any such equity securities or debt securities, in each case of VMware;

•	convert shares of VMware Class B common stock into shares of VMware Class A common stock;

•	incur, assume or guarantee additional indebtedness in excess of $500 million in the aggregate, subject to certain exceptions;

•	create any new class or series of, or sell or issue, any equity securities, debt securities exercisable or exchangeable for, or convertible into equity securities, or any option, warrant or other right to acquire any such equity securities or debt securities, subject to certain exceptions, including issuances pursuant to the Company’s management equity plan;

•	effect an initial underwritten public offering of DTI Common Stock, except for an initial underwritten public offering of the Class C Common Stock after October 29, 2018 involving the sale of more than 10% of the outstanding DTI Common Stock to the public after giving effect to such transaction and which results in the Class C Common Stock being listed on the New York Stock Exchange (“NYSE”) or Nasdaq Stock Market (“Nasdaq”);

•	list equity securities of the Company or its subsidiaries on a national securities exchange or substantially equivalent market (other than the Class V Common Stock), subject to certain exceptions;

•	enter into, amend or terminate any transactions with the MD Stockholders, the SLP Stockholders or any of their respective affiliates, subject to certain exceptions;

•	redeem, repurchase, acquire or reclassify any of the Company’s equity securities, subject to certain exceptions;

•	liquidate, dissolve or wind-up the operations of the Company or any of its material subsidiaries;

•	adopt, terminate or amend any new employee equity plan or grant any equity award to any directors or members of the Company’s executive leadership team, subject to certain exceptions;

•	settle or compromise any litigation, arbitration, audit, mediation or regulatory, administrative or governmental investigation, inquiry or proceeding that would result in a payment by the Company or its subsidiaries in excess of $500 million, that would impose a materially adverse limitation on the operations of the Company or any of its subsidiaries or in which any MD Stockholder or MSD Partners Stockholder or their family members or affiliates has a material interest; or

•

enter into any agreement or arrangement that would restrict the SLP Stockholders, the MD Stockholders or the holders of shares of the Company’s Class A Common Stock (the “Class A Common Stock”), par value $0.01, or the holders of shares of the Company’s Class B Common Stock

(the “Class B Common Stock”), par value $0.01, from having or exercising consent rights under the Sponsor Stockholders Agreement or the Certificate and/or which contain any non-solicitation, no hire or non-competition provision purporting to bind, limit or restrict any stockholder or its affiliates (other than the Company or its subsidiaries).

The consent rights of the MD Stockholders and the SLP Stockholders terminate on the earliest of (1) the consummation of an initial underwritten public offering of Class C Common Stock on the NYSE or Nasdaq involving the offering and sale of the number of shares of Class C Common Stock that equals or exceeds 10% of the outstanding DTI Common Stock after giving effect to such initial underwritten public offering , (2) the consummation of an initial underwritten public offering of Class C Common Stock on the NYSE or Nasdaq that is approved by the MD Stockholders and the SLP Stockholders and (3) such time as the aggregate number of shares of DTI Common Stock beneficially owned by the MD Stockholders (with respect to their consent rights) or the SLP Stockholders (with respect to their consent rights) is less than 50% of the Reference Number (as defined in the Sponsor Stockholders Agreement).

The Sponsor Stockholders Agreement also provides that prior to an initial underwritten public offering of Class C Common Stock, as long as MD has not died and is not disabled and the MD Stockholders own more than 35% of the outstanding DTI Common Stock or, if less, the number of shares of DTI Common Stock beneficially owned by the SLP Stockholders, then (1) removal of the chief executive officer of the Company will require the approval of the outstanding shares of Class A Common Stock, voting separately as a class, and (2) unless otherwise consented to by the holders of Class A Common Stock, voting separately as a class, the chief executive officer of the Company will also serve as chairman of the Board.

Nominees to the Company’s Board of Directors. Prior to an initial underwritten public offering of the Class C Common Stock, the Sponsor Stockholders Agreement provides the right of the MD Stockholders and the SLP Stockholders to nominate for election individuals to serve as members of the Board. Prior to a Designation Rights Trigger Event (as defined in the Sponsor Stockholders Agreement) with respect to the Class A Common Stock or the Class B Common Stock, respectively, the MD Stockholders and the SLP Stockholders are jointly entitled to nominate for election as directors three directors who, if elected, will be designated the “Group I Directors”. Additionally, prior to a Designation Rights Trigger Event with respect to the Class A Common Stock, the MD Stockholders are entitled to nominate for election as directors up to three directors who, if elected, will be designated the “Group II Directors”. Further, prior to a Designation Rights Trigger Event with respect to the Class B Common Stock, the SLP Stockholders are entitled to nominate for election as directors up to three directors who, if elected, will be designated the “Group III Directors”.

Following an initial underwritten public offering of the Class C Common Stock, subject to certain limitations and unless otherwise agreed by the MD Stockholders and the SLP Stockholders, each of the MD Stockholders and the SLP Stockholders shall have the right to nominate a number of individuals for election as directors as is equal to the percentage of the total voting power for the regular election of directors of the Company beneficially owned by the MD Stockholders or by the SLP Stockholders, as the case may be, multiplied by the number of directors then on the Board, rounded up to the nearest whole number of directors. Further, so long as the MD Stockholders and/or the SLP Stockholders, respectively, beneficially own at least 5% of all outstanding shares of Company’s equity securities entitled to vote generally in the election of directors, each of the MD Stockholders and the SLP Stockholders, as the case may be, will be entitled to nominate at least one individual for election to the Board.

Transfer Restrictions; Tag-Along Rights; Drag-Along Rights. The Sponsor Stockholders Agreement includes the following provisions relating to the transfer of shares of DTI Common Stock held by the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders:

•

the MD Stockholders are generally prohibited by transferring shares of DTI Common Stock prior to an initial underwritten public offering of Class C Common Stock except (1) in connection with a change of control of the Company in which the SLP Stockholders receive consideration consisting entirely of cash and marketable securities for their shares of DTI Common Stock having an aggregate value that results in the SLP Stockholders receiving a minimum return on their investment in DTI Common Stock of at least two times the amount invested by the SLP Stockholders and a 20% internal rate of return, (2) to their specified permitted transferees, (3) after October 28, 2018, in any twelve-month period, a number of shares of DTI Common Stock equal to 5% of the number of shares of DTI Common Stock held by the MD Stockholders immediately following completion of the Company’s acquisition of EMC Corporation on September 7, 2016, (4) following the death or disability of MD, provided that he or his power of attorney, guardian or comparable person has waived certain rights under the Sponsor Stockholders Agreement or (5) with the consent of the SLP Stockholders;

•	the MSD Partners Stockholders will generally be prohibited from transferring shares of DTI Common Stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of Class C Common Stock, except (1) to their permitted transferees specified in the Sponsor Stockholders Agreement or (2) with the consent of the MD Stockholders and the SLP Stockholders; and

•	the SLP Stockholders will generally be prohibited from transferring shares of DTI Common Stock prior to the earlier of October 29, 2018 or an initial underwritten public offering of Class C Common Stock, except (1) to their permitted transferees specified in the Sponsor Stockholders Agreement or (2) with the consent of the MD Stockholders.

In the event that (i) the MD Stockholders, the MSD Partners Stockholders (solely prior to an initial underwritten public offering) and/or the SLP Stockholders propose to transfer all or a portion of their DTI Common Stock and any equity or debt securities exercisable or exchangeable for, or convertible into DTI Common Stock, and any option, warrant or other right to acquire any DTI Common Stock or such equity or debt securities of the Company (such securities, together with the DTI Common Stock, “DTI Securities”) to any person (other than to their permitted transferees) or (ii) the MD Stockholders enter into (x) a merger, consolidation, business combination or amalgamation of the Company or certain of its subsidiaries, (y) a sale of DTI Common Stock (or other voting equity securities of the Company) representing either a majority of the DTI Common Stock on a fully-diluted basis and/or a majority of the aggregate voting power of the DTI Common Stock or (z) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries assets (a “Sale Transaction”) that is either approved by the SLP Stockholders or pursuant to which more than 50% of the DTI Common Stock (and certain other securities exercisable or exchangeable for or convertible into DTI Common Stock), where each stockholder (other than the MD Stockholders) has the right to participate on the same terms as the MD Stockholders and in which the SLP Stockholders receive consideration in cash or marketable securities that meets certain specified return requirements (a “Qualified Sale Transaction”), the Sponsor Stockholders Agreement provides certain tag-along rights to the stockholders party to the Sponsor Stockholders Agreement (if the MD Stockholders initiate such transaction), the MSD Partners Stockholders, the MSD Partners Co-Investors party to the Sponsor Stockholders Agreement and their respective permitted transferees and the permitted transferees of the SLP Stockholders (if the SLP Stockholders initiate such transaction) or the SLP Stockholders, their permitted transferees and the permitted transferees of the MSD Partners Stockholders (if the MSD Partners Stockholders initiate such transaction), in each case subject to certain limitations. In the event of such a transaction or transactions, the stockholders entitled to such tag-along rights may elect to sell DTI Securities on the same terms, conditions and price as the initiating stockholders, subject to certain limitations and priorities.

In addition, the Sponsor Stockholders Agreement provides certain drag-along rights to the MD Stockholders and the SLP Stockholders, subject to certain limitations. In the event that the MD Stockholders (for so long as the MD Stockholders beneficially own at least a majority of the outstanding DTI Common Stock) or the MD Stockholders and SLP Stockholders acting jointly enter into or cause the Company to enter into a Qualified Sale Transaction, such MD Stockholders and/or SLP Stockholders may require the stockholders party to the Sponsor Stockholders Agreement to sell or transfer, on the same price per share equivalent of DTI Common Stock, consideration, terms and conditions as the MD Stockholders and/or SLP Stockholders, the same percentage of DTI Securities to be sold or transferred by the MD Stockholders and/or SLP Stockholders, subject to certain priorities.

The SLP Stockholders may require an initial underwritten public offering of Class C Common Stock to be consummated on the NYSE or Nasdaq prior to October 29, 2018, if the offering price implies a return on the SLP Stockholders’ investment in DTI Common Stock that satisfies certain minimum thresholds, and at any time on or after October 29, 2018. The MD Stockholders may require an initial underwritten public offering of Class C Common Stock to be consummated on the NYSE or Nasdaq at any time on or after October 29, 2018.

Other Provisions. The Sponsor Stockholders Agreement provides certain stockholders of the Company (including the MD Stockholders, MSD Partners Stockholders, SLP Stockholders and their permitted transferees, the co-investors party thereto, holders (along with their permitted transferees) of more than 5% of the outstanding shares of DTI Common Stock and each party to the Class C Stockholders Agreement (as defined below) that have participation rights pursuant to such agreement) with certain participation rights in the event of certain issuances of specified securities after September 7, 2016. Such stockholders have the right to purchase in any such issuance up to their pro rata portion of such issuance relative to all stockholders eligible to participate in such issuance pursuant to the participation rights contained in the Sponsor Stockholders Agreement and in the Class C Stockholders Agreement on the same terms and at the same price per unit with respect to each security issued.

The Sponsor Stockholders Agreement provides for a renunciation by the Company of corporate opportunities presented to any director or officer of the Company or any of its subsidiaries who is also a director, officer, employee, managing director or other affiliate of MSD Partners, L.P. and its affiliates (other than MD for so long as he is an executive officer of the Company or certain of its subsidiaries) or Silver Lake Management Company III, L.L.C., Silver Lake Management Company IV, L.L.C. and their respective affiliated management companies and investment vehicles.

Under the Sponsor Stockholders Agreement, the Company shall, subject to certain exceptions, indemnify the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, the Company.

Management Stockholders Agreement

The Company is party to the Management Stockholders Agreement, dated as of September 7, 2016, by and among the Company, the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders and members of the Company’s management (the “Management Stockholders”). The Management Stockholders Agreement contains specific rights, obligations and agreements of the Management Stockholders as owners of the Company’s Common Stock (such Common Stock, other than the Class V Common Stock, the “DTI Common Stock”).

Transfer Restrictions. The Management Stockholders Agreement provides the Management Stockholders may not transfer their DTI Securities without permission in writing by the Board or the compensation committee of the Board. Without such permission, DTI Securities held by the Management Stockholders generally cannot be sold, pledged, assigned or transferred. In addition, prior to the expiration of the applicable lock-up period following an initial underwritten public offering, without the prior written consent of the MD Stockholders and the SLP Stockholders, the Management Stockholders may not transfer their DTI Common Stock, except to certain permitted transferees and pursuant to the drag-along rights, tag-along rights, call rights, put rights and offers to purchase described below.

Tag-Along Rights and Drag-Along Rights. Until an initial underwritten public offering of Class C Common Stock, in the event that one or more stockholders of the Company enter into a transaction or series of related transactions involving the sale, transfer, exchange or conversion of a majority of the issued and outstanding shares of DTI Common Stock, the Management Stockholders may elect to sell DTI Common Stock held by such Management Stockholder on the same terms, conditions and price. Each Management Stockholder may sell the same percentage of DTI Common Stock held by him or her as the percentage of DTI Common Stock being sold by the stockholders initiating the sale.

In addition, until an initial underwritten public offering of Class C Common Stock and subject to certain limitations, in the event that the MD Stockholders (for so long as the MD Stockholders beneficially own at least a majority of the outstanding DTI Common Stock) or the MD Stockholders and the SLP Stockholders acting jointly enter into a transaction or series of related transactions involving the sale, transfer, exchange or conversion of a majority of the issued and outstanding shares of DTI Common Stock and certain other securities of the Company exchangeable for or convertible into DTI Common Stock, the MD Stockholders and/or SLP Stockholders, as applicable, may require the Management Stockholders to sell their shares of DTI Common Stock or such other securities on the same terms, conditions and price as the securities being sold by the MD

Stockholders and/or SLP Stockholders, as applicable. Each Management Stockholder may be required to sell the same percentage of DTI Common Stock held by him or her as the percentage of DTI Common Stock being sold by the MD Stockholders and SLP Stockholders initiating the sale, as applicable.

Repayment Obligations of Management Stockholders. If a Management Stockholder engages in certain specified types of conduct defined as “Repayment Behavior” in the Management Stockholders Agreement, related to working for a competitor, disclosure of confidential information or soliciting employees of the Company, while employed by the Company or any of its subsidiaries or at any time during the one year period following such Management Stockholder’s date of termination, then upon the date on which the Management Stockholder first engages in such Repayment Behavior: (a) all of the Management Stockholder’s Company Awards (as defined in the Management Stockholders Agreement) and Company Stock Options (as defined in the Management Stockholders Agreement) that vested not more than two years prior to the earlier of the date on which the Management Stockholder engaged in Repayment Behavior and the Management Stockholder’s date of termination shall be automatically forfeited, (b) any shares of Class A Common Stock or Class C Common Stock then held by the Management Stockholder or any of his or her permitted transferees that were issued upon the exercise of Company Stock Options or in connection with the grant or settlement of any other Company Awards, in each case that vested not more than two years prior to the earlier of the date on which the Management Stockholder engaged in Repayment Behavior and the date of the Management Stockholder’s termination, will be automatically forfeited for no consideration, and (c) if the Management Stockholder or his or her permitted transferees have sold any shares of Class A Common Stock or Class C Common Stock that were acquired upon the exercise of Company Stock Options or in connection with the grant or settlement of any other Company Awards that vested not more than two years prior to the earlier of the date on which the Management Stockholder engaged in Repayment Behavior and the date of the Management Stockholder’s termination, the Management Stockholder shall become obligated promptly pay to the Company the amount realized in such sale.

Call Right; Put Right; Offers to Purchase. Subject to certain limitations, if the Management Stockholder’s employment at the Company or its affiliates is terminated or ends for any reason at any time, upon delivery of a written notice, the Company and its subsidiaries have the right, but not the obligation, to purchase all or any portion of the DTI Common Stock owned by such Management Stockholder at fair market value or, if the Management Stockholder is terminated for cause, at the lower of fair market value and such Management Stockholder’s cost to acquire such shares. Unless a different period is agreed to by the Company and the Management Stockholder, the Company’s call right may be exercised for the period commencing on the sixth-month anniversary of the date on which such Management Stockholder was terminated and ending on the fifteen-month anniversary of such date of termination; provided that in certain circumstances, the period during which the Company’s call right may be exercised may be extended until the nine-month anniversary of the date on which such shares were first issued. If the Company fails to exercise its call right, the Company shall notify the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders, and such stockholders shall have a comparable call right on some or all of such Management Stockholder’s shares of DTI Common Stock not acquired by the Company.

If a Management Stockholder’s employment with the Company and/or its subsidiaries is terminated for any reason other than by the Company for cause, then during a six-month period beginning thirty days following the later of (i) such termination or (ii) the last date following such termination on which the Management Stockholder or his or her permitted transferees acquire shares of Class A Common Stock or Class C Common Stock, the Management Stockholder may deliver to the Company a notice requiring the Company to purchase any or all of the Class A Common Stock or Class C Common Stock held by such Management Stockholder and his or her permitted transferees for a price equal to their fair market value, subject to certain restrictions. Such shares must have been held for at least six months prior to the exercise of such put right.

Each fiscal year on a recurring semi-annual basis until the first to occur of a change in control or an initial underwritten public offering of the Class C Common Stock, the Management Stockholders Agreement requires the Company to make an offer to repurchase outstanding Class C Common Stock for a price per share equal to the fair market value thereof as determined by the Board. Without the prior written consent of the MD Stockholders and the SLP Stockholders, the Management Stockholders will be permitted to participate in such repurchase offer only if they are Applicable Employees (as defined in the Management Stockholders Agreement) in good standing and only with respect to shares of Class C Common Stock that have been held by such Management Stockholder for at least six months prior to the start of the offer.

The offers to purchase, the Management Stockholder put right and the ability to elect net share withholding are subject to an aggregate annual cap of the lesser of (i) $300 million and (ii) the amount available at the time of such repurchase under the restricted payment basket intended for that purpose in the Company’s credit agreement on September 7, 2016 or the lowest amount pursuant to a comparable provision in any other instruments or agreements evidencing debt securities, term loan indebtedness and other debt financing arrangements of the Company and/or its affiliates, and an aggregate individual annual cap of $2 million per executive (however, beginning with the immediately succeeding fiscal year after MD and his permitted transferees have become a 90% owner of the Company, such amount shall be increased to $3 million), unless otherwise agreed pursuant to the Management Stockholder’s award agreement, and any other limits or restrictions imposed by applicable law or the Company’s current or future debt or preferred stock financing.

Amendment; Termination. Subject to certain restrictions, any amendment or modification of any provision of the Management Stockholders Agreement requires the prior written approval of the Company, the MD Stockholders and the SLP Stockholders. Amendments or modifications of the Management Stockholders Agreement that would have a disproportionate and material adverse effect on a Management Stockholder relative to the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders or any other Management Stockholder will require the prior written consent of the holders of a majority of the shares of DTI Common Stock held by all such affected Management Stockholders. Amendments or modifications that would have a disproportionate and material adverse effect on the MSD Partners Stockholders relative to the MD Stockholders or the SLP Stockholders require the prior written consent of the holders of a majority of the shares of DTI Common Stock held by the MSD Partners Stockholders. The Management Stockholders Agreement will terminate only (i) by written consent of the MD Stockholders, the SLP Stockholders and holders of a majority of DTI Securities held by all Management Stockholders, (ii) upon the consummation of a drag-along sale pursuant to the drag-along rights of the MD Stockholders and SLP Stockholders or (iii) upon the dissolution or liquidation of the Company.

Class A Stockholders Agreement

The Company is party to an Amended and Restated Class A Stockholders Agreement (the “Class A Stockholders Agreement”), dated as of September 7, 2016, by and among the Company, the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders and certain holders of Class A Common Stock representing less than 1% of the outstanding DTI Common Stock (the “New Class A Stockholders”). The Class A Stockholders Agreement provides for certain rights and obligations of the New Class A Stockholders with respect to DTI Common Stock and DTI Securities as owners of such securities.

Transfer Restrictions. The Class A Stockholders Agreement contains provisions restricting the transfer of DTI Securities by the New Class A Stockholders, subject to certain exceptions. Until the consummation of an initial underwritten public offering of Class C Common Stock (and subject to any applicable lock up or no transfer period in connection with such offering), the New Class A Stockholders may not transfer any DTI Securities without the prior written consent of the MD Stockholders and the SLP Stockholders, except for transfers of shares of Class A Common Stock or Class C Common Stock pursuant to the tag-along rights held by such New Class A Stockholders under the Class A Stockholders Agreement or pursuant to the drag-along rights held by the MD Stockholders and the SLP Stockholders under the Class A Stockholders Agreement and transfers to permitted transferees. Following the consummation of such an initial underwritten public offering, the New Class A Stockholders may transfer their DTI Securities subject to certain offering-related black-out periods but may not transfer DTI Securities pursuant to any liquidity or similar program established or offered for the benefit of employees of the Company or its subsidiaries.

Tag-Along Rights and Drag-Along Rights. The Class A Stockholders Agreement provides certain tag-along rights to the New Class A Stockholders in the event that one or more of the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders enter into a transaction or series of related transactions (including any merger or consolidation) involving the sale, transfer, exchange or conversion of a majority of their issued and outstanding DTI Securities to any to an unaffiliated acquirer. In the event of such a transaction or transactions, a New Class A Stockholder may elect to sell the same percentage of his or her DTI Securities as the percentage of DTI Securities to be sold by the MD Stockholders, MSD Partners Stockholders or SLP Stockholders initiating such transaction.

In addition, the Class A Stockholders Agreement provides certain drag-along rights to the MD Stockholders and the SLP Stockholders, subject to certain limitations. In the event that the MD Stockholders (for so long as the MD Stockholders beneficially own at least a majority of the outstanding DTI Common Stock) or the MD Stockholders and SLP Stockholders acting jointly enter into one or a series of related transactions (including any merger or consolidation) involving the sale or transfer of majority of the issued and outstanding shares of the DTI Common Stock to any person, such MD Stockholders and/or SLP Stockholders may require the New Class A Stockholders to sell or transfer, at the same price per share equivalent of DTI Common Stock, consideration, terms and conditions as the MD Stockholders and/or SLP Stockholders, the same percentage of DTI Securities to be sold or transferred by the MD Stockholders and/or SLP Stockholders.

Amendment; Termination. Subject to certain exceptions, any amendment or modification of any provision of the Class A Stockholders Agreement requires the prior written approval of the Company, the MD Stockholders and the SLP Stockholders. Amendments or modifications of the Class A Stockholders Agreement that would have a disproportionate and material adverse effect on one or more New Class A Stockholders relative to the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders or any other New Class A Stockholder shall require the prior written consent of the holders of a majority of the DTI Securities held by such affected New Class A Stockholders in the aggregate. Amendments or modifications to the Class A Stockholders Agreement that would have a disproportionate and material adverse effect on the MSD Partners Stockholders relative to the MD Stockholders and/or SLP Stockholders shall require the prior written consent of the holders of a majority of the DTI Securities held by the MSD Partners Stockholders in the aggregate.

The Class A Stockholders Agreement will terminate only (i) by written consent of the MD Stockholders (for so long as the MD Stockholders own DTI Securities), the SLP Stockholders (for so long as the SLP Stockholders own DTI Securities) and holders of a majority of the DTI Securities held by the New Class A Stockholders, (ii) upon the consummation of a drag-along sale pursuant to the drag-along rights of the MD Stockholders and the SLP Stockholders or (iii) upon the dissolution or liquidation of the Company.

Arrangements with Temasek

The Company is party to a Class C Stockholders Agreement (the “Class C Stockholders Agreement”), dated as of September 7, 2016, by and among the Company, the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders and Venezio Investments Pte. Ltd. (“Venezio” and, together with its permitted transferees, the “New Class C Stockholders”), an affiliate of Temasek Holdings (Private) Limited. The Class C Stockholders Agreement provides for certain rights and obligations of the New Class C Stockholders with respect to DTI Common Stock and DTI Securities.

Transfer Restrictions. The Class C Stockholders Agreement includes certain provisions restricting the transfer of DTI Securities by the New Class C Stockholders, subject to certain exceptions. Until the earlier of (i) October 29, 2018 or (ii) the consummation of an initial underwritten public offering of Class C Common Stock (and subject to any applicable lock up or no transfer period in connection with such offering), the New Class C Stockholders may not transfer any DTI Securities without the prior written consent of the MD Stockholders and the SLP Stockholders, except for transfers of Class C Common Stock pursuant to the tag-along rights held by such New Class C Stockholders under the Class C Stockholders Agreement or pursuant to the drag-along rights held by the MD Stockholders and the SLP Stockholders under the Class C Stockholders Agreement and transfers to permitted transferees.

From and after October 29, 2018 and prior to the consummation of an initial underwritten public offering of Class C Common Stock (and subject to any applicable lock up or no transfer period in connection with such offering), the New Class C Stockholders may transfer any DTI Securities, subject to (i) the tag-along rights of certain other stockholders, (ii) a right of first negotiation held by the MD Stockholders, and (iii) the New Class C Stockholders may not transfer DTI Securities pursuant to any liquidity or similar program established or offered for the benefit of employees of the Company or its subsidiaries. In addition, at any time prior an initial underwritten public offering of Class C Common Stock, the New Class C Stockholders may not transfer DTI Securities to certain specified competitors of the Company or to any person if such transfer would cause a violation of law or regulation with respect to foreign ownership controls or result in the termination of a material government contract of the Company or its subsidiaries due to such transferee being a non-U.S. person or having non-U.S. ownership.

Tag-Along Rights and Drag-Along Rights. The Class C Stockholders Agreement provides for certain tag-along rights in the event that one or more of the MD Stockholders, the MSD Partners Stockholders (solely prior to an initial underwritten public offering), the SLP Stockholders or the New Class C Stockholders (solely prior to an initial underwritten public offering) enter into a transaction or series of related transactions involving the sale, transfer, exchange or conversion of a majority of the issued and outstanding shares of DTI Securities. In the event of such a transaction or transactions, the New Class C Stockholders or the MSD Partners Stockholders and SLP Stockholders, as applicable, may elect to sell the same percentage of DTI Securities in such sale or transfer as the percentage of DTI Securities to be sold by the MD Stockholders, MSD Partners Stockholders and/or SLP Stockholders or the New Class C Stockholders, as applicable, initiating such transaction, subject to certain limitations and priorities. The tag-along rights shall survive an initial underwritten public offering for up to eighteen months thereafter in respect of a transfer of DTI Securities by the MD Stockholders of 10% or more of the then outstanding DTI Common Stock.

In addition, the Class C Stockholders Agreement provides for certain drag-along rights to the MD Stockholders and the SLP Stockholders in the case of specified transactions, subject to certain limitations. In the event that the MD Stockholders (for so long as the MD Stockholders beneficially own at least a majority of the outstanding DTI Common Stock) or the MD Stockholders and SLP Stockholders acting jointly enter into one or a series of related transactions involving the sale or transfer of more than 50% of the DTI Common Stock and other debt securities exercisable or exchangeable for, or convertible into DTI Common Stock, or any option, warrant or other right to acquire any DTI Common Stock or such debt securities of the Company to a person that is not an MD Related Party (as defined in the Class C Stockholders Agreement) and is not the Company or its subsidiaries, subject to certain other limitations, such MD Stockholders and/or SLP Stockholders may require the New Class C Stockholders to sell or transfer, on the same price per share equivalent of DTI Common Stock, consideration, terms and conditions as the MD Stockholders and/or SLP Stockholders (subject to certain adjustments and priorities), the same percentage of DTI Securities to be sold or transferred by the MD Stockholders and/or SLP Stockholders.

Participation Rights. The Class C Stockholders Agreement provides the New Class C Stockholders with certain participation rights in the event of certain issuances of specified securities after September 7, 2016. The New Class C Stockholders have the right to purchase in any such issuance up to their pro rata portion of such issuance relative to all stockholders eligible to participate in such issuance pursuant to the Class C Stockholders Agreement and the Sponsor Stockholders Agreement on the same terms and at the same price per unit with respect to each security issued.

Amendment; Termination. Subject to certain restrictions, any amendment or modification of any provision of the Class C Stockholders Agreement requires the prior written approval of the Company, the MD Stockholders and the SLP Stockholders. Amendments or modifications of the Class C Stockholders Agreement that would have a disproportionate and adverse effect on one or more New Class C Stockholders relative to the MD Stockholders, the MSD Partners Stockholders and the SLP Stockholders shall require the prior written consent of the holders of a majority of the DTI Securities held by such affected New Class C Stockholders in the aggregate. Amendments or modifications to the Class C Stockholders Agreement that would have a disproportionate and adverse effect on the MSD Partners Stockholders relative to the MD Stockholders and/or SLP Stockholders shall require the prior written consent of the holders of a majority of the DTI Securities held by the MSD Partners Stockholders in the aggregate.

The Class C Stockholders Agreement will terminate only (i) by written consent of the MD Stockholders, the SLP Stockholders and holders of a majority of the DTI Securities held by the New Class C Stockholders, (ii) upon the consummation of a drag-along sale pursuant to the drag-along rights of the MD Stockholders and SLP Stockholders or (iii) upon the dissolution or liquidation of the Company.

Other Provisions. The Class C Stockholders Agreement restricts the Company from registering in an underwritten public offering or listing on any national exchange high-vote stock of the Company without the prior written consent of the majority in interest of the New Class C Stockholders that then hold shares of DTI Common Stock, subject to certain exceptions.

Voting Agreement. The Company has also separately agreed with Venezio in the common stock purchase agreement pursuant to which Venezio purchased its Class C Common Stock that, prior to the completion of an underwritten initial public offering of any class of common stock of the Company (other than Class V Common Stock), in connection with an amendment to the Certificate or the Bylaws or a transaction involving the Company, if the effect of such amendment or transaction on the rights, powers and privileges of the shares held by Venezio is not disproportionate and adverse compared to the effect of such amendment or transaction on the rights, powers and privileges of the shares held by the SLP Stockholders, Venezio will vote such Shares in favor of, and against, the amendment or transaction in the same proportion as all other votes cast in favor of and against the amendment or transaction.

Registration Rights Agreement

The Company is party to an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) dated as of September 7, 2016, by and among the Company, the MD Stockholders, the MSD Partners Stockholders, the SLP Stockholders, Venezio and the management stockholders party thereto.

The Registration Rights Agreement provides that, following an initial underwritten public offering of Class C Common Stock, the MD Stockholders, the MSD Stockholders and the SLP Stockholders will each have the right to demand that the Company register Class C Common Stock to be sold by such holders. Subject to certain exceptions, such registration demands are limited in number and each registration demand must be expected to result in aggregate net cash proceeds to the participating registration rights holders in excess of $100 million. In certain circumstances, the Company may postpone the filing of a registration statement for up to ninety (90) days up to two times in any twelve (12) month period.

In addition, following an initial underwritten public offering of Class C Common Stock, the Registration Rights Agreement requires the Company to use its reasonable best efforts to register the sale of shares of Class C Common Stock on Form S-3 or Form F-3, or on Form S-1 or Form F-1, permitting sales of shares of Class C Common Stock into the market from time to time over an extended period and certain holders will have the right to request that the Company do the same. Subject to certain limitations, at any time when the Company has an effective shelf registration statement on file with the SEC, the MD Stockholders, the MSD Stockholders and the SLP Stockholders each shall have the right to make no more than two marketed underwritten shelf takedowns during any twelve (12) month period.

Pursuant to the Registration Rights Agreement, certain holders will also have the ability to exercise certain piggyback registration rights in respect of shares of Class C Common Stock to be sold by such holders in connection with registered offerings requested by other holders or initiated by the Company.

Equity Incentive Awards

Dell Technologies Inc. 2013 Stock Incentive Plan. The Company maintains the Dell Technologies Inc. 2013 Stock Incentive Plan (the “2013 Plan”) under which employees, consultants, non-employee directors and other service providers of the Company and its affiliates may be granted equity-based awards, including stock options, stock appreciation rights, restricted stock units (“RSUs”), restricted stock awards, dividend equivalents and stock or cash-based performance awards. Stock awards may be granted over either Class C Common Stock or Class V Common Stock. The 2013 Plan may be amended or terminated by the Company’s board of directors at any time, subject to certain limitations requiring stockholder consent or the consent of the participant. The Company grants both stock options and RSUs under the 2013 Plan, in each case subject to either time-based or performance-based vesting requirements. Each stock option granted to an employee allows the option holder to purchase one share of Class C Common Stock of the Company and each RSU granted to an employee will settle upon vesting in a share of Class C Common Stock. Time-based options vest ratably over five years and time-based RSUs (also called DTAs) vest ratably over three years. Performance-based options become exercisable, and performance-based RSUs (also called DPAs) vest, solely based on the level of return achieved by Michael Dell and Silver Lake on their equity investment in the Company, as measured on specified measurement dates or upon the occurrence of specified events related to the Company, and the number options or RSUs eligible for vesting varies depending upon the measurement date or event.

Our independent non-employee directors are entitled to an annual equity retainer of $225,000 payable (i) 25% in options to purchase Class C Common Stock, (ii) 25% in options to purchase Class V Common Stock, (iii) 25% in RSUs that settle in Class C Common Stock and (iv) 25% in RSUs that settle in Class V Common Stock, all or a portion of which RSUs the director may elect to receive in the form of deferred stock units (“DSUs”) There is an additional annual cash retainer of $25,000 for service as chair of the Audit Committee or Capital Stock Committee, all or a portion of which the director may elect to receive in the form of DSUs. Independent non-employee directors also receive an initial equity retainer of $1,000,000 upon the director’s appointment to our board of directors, payable 50% in options to purchase Class C Common Stock and 50% in options to purchase Class V Common Stock. All of these equity awards are granted under the 2013 Plan.

As of September 1, 2016, there were outstanding under the 2013 Plan 41,393,916 options and 0 RSUs over Class C Common Stock and 0 options and 0 RSUs over Class V Common Stock. As of the date of this Offer to Purchase, the Company expects to issue options to purchase up to 1,779,100 shares of Class C Common Stock with an exercise price per share of $27.50 pursuant to a rollover opportunity offered to certain executives of EMC Corporation holding unvested restricted stock units of EMC Corporation prior to the closing of the acquisition of EMC Corporation by the Company.

CEO Option. Michael Dell holds an option to purchase Class A Common Stock which was not granted under the 2013 Plan and which vests ratably over five years from October 29, 2013.

The foregoing descriptions of agreements and arrangements are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC. Please see our periodic and current reports and proxy statements filed with the SEC for detailed descriptions of the arrangements discussed above.

Class V Common Stock Repurchase Program. On September 7, 2016, the board of directors of the Company approved a stock repurchase program under which the Company is authorized to use assets of the DHI Group (as defined in the Certificate) to repurchase up to $1 billion of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of two years. Shares may be repurchased under the program through open market purchases, block trades, or accelerated or other structured share repurchase programs. To the extent not retired, shares repurchased under the repurchase program will be placed in the Company’s treasury. The repurchase of shares is expected to be funded from cash on hand. The board of directors has determined that, under the Company’s tracking stock policy, any repurchases pursuant to the repurchase program will be attributable to the DHI Group. The extent to which the Company repurchases shares of Class V Common Stock, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management. The repurchase program may be suspended or discontinued at any time. Any repurchase of shares of Class V Common Stock by the Company under the repurchase program is not expected to begin before October 2016.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our purchase of Class C Common Stock as contemplated in the offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than any approvals already obtained, that would be required for the acquisition or ownership of Class C Common Stock as contemplated the offer. Should any such approval or other action be required, we will make a good faith effort to obtain it. We cannot predict whether we will be required to delay the acceptance for purchase of, or payment for, shares of Class C Common Stock tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for purchase and pay for shares of Class C Common Stock are subject to certain conditions. See Section 5 above.

14.	Material U.S. Federal Income Tax Consequences.

Except as provided below in “—Backup Withholding,” the following summary describes the material U.S. federal income tax consequences to “U.S. shareholders” who participate in the offer as of the date hereof. Except where noted, it deals only with shares of Class C Common Stock held as capital assets and does not address all aspects of U.S. federal income taxation that may be relevant to particular U.S. shareholders in light of their personal circumstances or to U.S. shareholders subject to special treatment under the U.S. federal income tax laws, including insurance companies, financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, estates, trusts, tax-exempt organizations, persons holding our shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle and persons subject to the alternative minimum tax. This summary also does not address the tax consequences to shareholders, partners or beneficiaries of a holder of our Class C Common Stock. Furthermore, this discussion does not address any state, local or foreign tax consequences of the offer.

As used herein, a “U.S. shareholder” means a beneficial owner of Class C Common Stock that is (i) an individual citizen or resident of the United States, (ii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iii) a trust that (X) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) or (Y) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. A “non-U.S. shareholder” is a beneficial holder of Class C Common Stock who is an individual, estate or trust not defined above as a “U.S. shareholder.”

This discussion is based on the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering tendering Class C Common Stock are urged to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The purchase of shares of Class C Common Stock by the Company in the offer will be a taxable event. A U.S. shareholder who sells shares of Class C Common Stock to the Company in the offer will recognize gain or loss on the disposition of such shares to the extent the amount realized by the U.S. shareholder upon the sale exceeds the U.S. shareholder’s adjusted tax basis in its shares of Class C Common Stock. Any gain or loss resulting from such a disposition will be taxed as capital gain or loss and will be taxed as long-term capital gain if such U.S. shareholder held the Class C Common Stock for more than one year.

Backup Withholding. Any tendering U.S. shareholder who has not already provided us with an accurate and complete Form W-9 (in the case of a U.S. stockholder) or applicable Form W-8BEN (in the case of a non-U.S. stockholder) must fill out and return to us the appropriate form. If you do not provide us with the appropriate form, and you do not already have an accurate and complete form on file with us, you will be subject to U.S. federal backup withholding of up to 28% of the gross proceeds paid to you pursuant to the offer.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Class C Common Stock pursuant to the offer.

Dell Technologies Inc.

September 14, 2016